Exhibit 10.3.3

November [    ], 2015

Jim Bresingham

65 Hawkins Circle

Wheaton, IL 60187

Jimbres68@gmail.com

Re:	Amended Offer of Employment- Truck Hero, Inc.

Dear Jim:

As you know, Truck Hero, Inc. (formerly known as TA THI Parent, Inc.) (the “Company”) previously entered into an offer letter with you on April 1, 2015 (the “Offer Letter”). This letter amends and restates the Offer Letter in its entirety, effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, as follows:

The Company is pleased to offer you continued employment in the salaried exempt positon of Chief Financial Officer (CFO), working out of our Ann Arbor, Michigan corporate office facility, reporting directly to the Company’s Chief Executive Officer.

Your annual base salary as CFO will continue to be $350,000 and you will be paid weekly, with a gross weekly salary amount of $6,730.77 per week. In addition to your annual salary, you will be eligible for cash incentive compensation as determined by the Board or the Compensation Committee, with your target annual incentive compensation equal to 50% of your base salary per year, based on:

•	Your contribution to the Company achieving corporate financial objectives

•	Successful performance assessment

•	Achievement of agreed upon goals for your positon

To earn incentive compensation, you must be employed by the Company on the day such incentive compensation is paid.

The Company will continue to offer you a housing allowance of $25,000 per year to cover expenses in Ann Arbor, Michigan.

You will be entitled to four (4) weeks of vacation per year, beginning with your first year of employment, eligible upon date of hire (pro-rated as earned throughout the year), along with standard company recognized holidays, as determined and posted by the Company.

Additional Company benefits, based upon eligibility and participation election, include: Medical/Rx, with applicable/standard co-pays and employee premium share via weekly contribution; long-term disability; voluntary Dental, Vision, and Life Insurance, as well as other voluntary supplemental insurance options; 401(k) with Company match; Flexible Spending Accounts; and Educational Assistance/Tuition Reimbursement.

Your employment with the Company is “at will,” which means that either you or the Company may terminate the employment relationship, with or without Cause (as defined below), and with or without notice, at any time, at the option of either you or the Company. If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined below), subject to you signing a separation agreement containing a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and mutual non-disparagement provisions, in a form and manner reasonably satisfactory to the Company and you (the “Separation Agreement and Release”) that becomes irrevocable within the time period set forth in the Separation Agreement and Release, and in no event longer than sixty (60) days after the termination date, the Company will (i) provide to you a continued payment over a twelve (12) month period of your then current annual base salary, and (ii) so long as you timely elect to continue to participate in the Company’s health insurance plan under COBRA, provide you with a monthly cash payment in an amount equal to the monthly employer contribution under the Company’s health insurance plan for the twelve months following the date your employment terminates (or, if earlier, through the date you become employed by another employer and eligible for health insurance coverage at such employer) (together, the “Severance Amount”). You will be responsible for the timely monthly payment to the Company of the “employee portion” of contribution towards the health insurance benefits provided at the then monthly rate on the date of termination for the period covered under COBRA. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the termination date; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the termination date. Each payment pursuant to this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

For purposes of this letter agreement, “Cause” shall mean: (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by you of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice from the Board clearly delineating such non-performance; (iv) a breach by you of any of the provisions of any Non-Compete and Confidentiality agreements you have entered into with the Company; (v) a material violation by you of the Company’s written employment policies in effect from time to time; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

For purposes of this letter agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your title, duties, or responsibilities, (ii) a reduction in your annual base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company, or (iii) a required relocation of your principal office of more than fifty (50) miles from Ann Arbor, Michigan (each, a “Good Reason Condition”). “Good Reason Process” shall mean that (I) you reasonably determine in good faith that a Good Reason Condition has occurred; (II) you notify the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition; (III) you cooperate in good faith with the Company’s efforts, if any, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (IV) notwithstanding such efforts, or in the event the Company does not pursue a remedy, the Good Reason Condition continues to exist; and (V) you terminate your employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

All payments made under this amended and restated offer letter shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Anything in this letter agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this letter agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

All in-kind benefits provided and expenses eligible for reimbursement under this letter agreement shall be provided by the Company or incurred by you during the time periods set forth in this letter agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

As per your position in the Company, the Non-Compete and Confidentiality agreements you were required to sign pursuant to the Offer Letter will remain outstanding and in full effect.

Sincerely,

Truck Hero, Inc.

By: William Reminder – CEO

I further understand that no employee of the company has the authority to make any verbal statement or representation inconsistent with this written statement or enter into any written agreement for employment for any specified period of time, or that is otherwise contrary to the terms set forth herein.

Agreed upon and Accepted:

Employee Signature	Date

Cc: Johnathan Branson

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